As filed with the Securities and Exchange Commission on December 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

LATTICE SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5555 N.E. Moore Court Hillsboro, Oregon 97124-6421
(Address, including zip code, of principal executive offices)

LATTICE SEMICONDUCTOR EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Stephen A. Skaggs
President
Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock ($0.01 par value) to be issued under the Lattice Semiconductor Employee Stock Purchase Plan	1,000,000	(1)	$5.36	(2)	$5,360,000	(2)	$680.00

(1)          Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Lattice Semiconductor Employee Stock Purchase Plan.

(2)          Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (h)(1) under the Securities Act of 1933, as amended, and is based upon to the average of the high and low sales prices of a share of the Registrant’s Common Stock as reported by the Nasdaq National Market on November 30, 2004.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Lattice Semiconductor Corporation, a Delaware corporation (the “Registrant”), and relates to 1,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees of the Registrant under the Lattice Semiconductor Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Incorporation of Documents by Reference.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the year ended January 3, 2004, filed with the Commission on April 1, 2004 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)         All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s Annual Report referred to in (a) above; and

(c)          The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 27, 1989, including any amendment or report filed for the purpose of updating any such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director.  The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent.  The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any liability arising out of the person’s status as such, whether or not the Registrant would have the power to indemnify the person under Delaware Law.

Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Delaware Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description

4.3*	Lattice Semiconductor Corporation Employee Stock Purchase Plan, as amended and restated effective February 3, 2004.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich and Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

*                                         Incorporated by reference to Appendix D to the Company’s 2004 Proxy Statement, dated April 8, 2004, on file with the Commission.

Item 9. Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.             The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on November 30, 2004.

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Stephen A. Skaggs
Stephen A. Skaggs
President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments (including post-effective amendments) to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Cyrus Y. Tsui	Chief Executive Officer (Principal Executive	November 30, 2004
Cyrus Y. Tsui	Officer) and Chairman of the Board

/s/ Stephen A. Skaggs	President and Secretary	November 30, 2004
Stephen A. Skaggs

/s/ Jan Johannessen	Corporate Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Assistant Secretary	November 30, 2004
Jan Johannessen

/s/ Mark O. Hatfield	Director	November 30, 2004
Mark O. Hatfield

/s/ Daniel S. Hauer	Director	November 30, 2004
Daniel S. Hauer

Signature	Title	Date

/s/ Soo Boon Koh	Director	November 30, 2004
Soo Boon Koh

/s/ Harry A. Merlo	Director	November 30, 2004
Harry A. Merlo

EXHIBIT INDEX

Exhibit Number	Description

4.3*	Lattice Semiconductor Corporation Employee Stock Purchase Plan, as amended and restated effective February 3, 2004.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich and Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

*                                         Incorporated by reference to Appendix D to the Company’s 2004 Proxy Statement, dated April 8, 2004, on file with the Commission.